EXHIBIT 10.4

TAX MATTERS AGREEMENT
by and between
NEW P, INC.
(to be renamed NORTHROP GRUMMAN CORPORATION)
and
HUNTINGTON INGALLS INDUSTRIES, INC.
Dated as of __________, 2011

TABLE OF CONTENTS
(Continued)

ii

TAX MATTERS AGREEMENT
     THIS TAX MATTERS AGREEMENT, dated as of [_____], 2011 (this “Agreement”), is made by and between NEW P, INC., a Delaware corporation (“New NGC”) and HUNTINGTON INGALLS INDUSTRIES, INC., a Delaware corporation (“HII”). Each of New NGC and HII is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
     A. Northrop Grumman Corporation (“NGC”), a Delaware corporation, acting through itself and its direct and indirect Subsidiaries, currently conducts the Shipbuilding Business and the Retained Business.
     B. The board of directors of NGC has determined that it is appropriate, desirable and in the best interests of NGC and its stockholders to separate NGC into two publicly traded companies: (a) HII, which following the Distribution, will own and conduct, directly and indirectly, the Shipbuilding Business; and (b) New NGC, which, following the Distribution, will own and conduct, directly and indirectly, the Retained Business.
     C. NGC and the Parties have entered into the Separation and Distribution Agreement, dated as of [_____], 2011 (the “Separation and Distribution Agreement”), pursuant to which they will undertake the Holding Company Reorganization, the Internal Reorganization, and the Distribution (each as defined in the Separation and Distribution Agreement) (collectively, the “Transactions”).
     D. NGC and the Parties have entered into the Ancillary Agreements (as defined in the Separation and Distribution Agreement), pursuant to which they will undertake certain other transactions and arrangements relating to the separation of the Shipbuilding Business from the Retained Business.
     E. Prior to the Distribution, NGC will be renamed “Titan II Inc.” and New NGC will be renamed “Northrop Grumman Corporation.”
     F. NGC is the common parent of an affiliated group of corporations that files a consolidated U.S. federal income tax return (the “Current Tax Group”).
     G. Following the Distribution, HII will be the common parent of an affiliated group of corporations that files a consolidated U.S. federal income tax return (the “HII Tax Group”).
     H. Following the Distribution, the Current Tax Group will remain in existence with New NGC as its common parent and with all of its previous members other than the HII Group Members.
     I. The Parties intend that, for U.S. federal Income Tax purposes, the Transactions shall qualify for Tax-Free Status pursuant to Sections 351, 355, 361, 368(a) and related provisions of the Code, and, in furtherance of such intent NGC has obtained the IRS Ruling and entered into the IRS Closing Agreement.

     J. The Parties wish to provide for the payment of tax liabilities and entitlement to refunds thereof, to allocate responsibility for, and cooperation in, the filing of Tax Returns, to set forth certain covenants, undertakings, agreements, representations, warranties, and indemnities relating to the Tax-Free Status of the Transactions, and to provide for certain other matters relating to Taxes.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
          Section 1.1 Definitions.
     For the purposes of this Agreement:
     “Accounting Method” means a method of accounting under Section 446 of the Code.
     “Adjustment Request” means any formal or informal written claim or request made to a Tax Authority by an NGC Group Member, a New NGC Group Member, or an HII Group Member for an adjustment to Taxes, whether such adjustment is positive or negative (by refund, credit, offset, or otherwise), including (i) an amended Tax Return claiming an adjustment to Taxes as reported on the originally filed Tax Return or, if applicable, as previously adjusted or (ii) a self-initiated adjustment or similar claim made, during the course of a Tax Proceeding or otherwise. Such term shall not include an adjustment to Tax initiated by a Tax Authority during a Tax Proceeding.
     “Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
     “Business Day” has the meaning set forth in the Separation and Distribution Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Current Tax Group Federal Consolidated Return” means a U.S. federal Income Tax Return filed or required to be filed by NGC or New NGC as the common parent of the Current Tax Group.
     “Distribution” has the meaning set forth in the Separation and Distribution Agreement.
     “Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
     “Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

     “Final Determination” means the final resolution of liability for any Tax, for any issue and for any taxable period, by or as a result of (i) IRS Form 870-AD (or any successor form) or a comparable form under any state, local or foreign law on the date of acceptance by or on behalf of the relevant Tax Authority, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved, (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed or reheard, (iii) a closing agreement or similar agreement entered into with a Tax Authority in connection with an administrative or judicial proceeding, (iv) an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) any other final resolution, including by reason of the expiration of the applicable period of limitations or the execution of a pre-filing agreement with the applicable Tax Authority, or (vi) the occurrence of any event which the parties agree in writing is a Final Determination.
     “HII Group” means, for any relevant time beginning immediately after the Distribution, HII and each Subsidiary of HII at such time.
     “HII Group Member” means HII, each Person that is a Subsidiary of HII immediately after the Distribution (including NGC), and each Person that becomes a Subsidiary of HII after the Distribution.
     “HII Tax Return” means a Tax Return filed or required to be filed by an HII Group Member after the Distribution Date (for the avoidance of doubt, excluding a New NGC Non-Federal Tax Return and a Current Tax Group Federal Consolidated Return).
     “Holding Company Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
     “Income Tax” means a Tax based upon, measured by, or calculated with respect to (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, by which such Tax may be measured, or with respect to which such Tax may be calculated, is described in clause (i).
     “Income Tax Adjustment” means any change in any Income Tax Item, whether resulting from a Tax Proceeding or an Adjustment Request; provided, however, that a claim for refund resulting from a carryback of a loss, credit or other Tax Attribute in a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period or a Straddle Taxable Period is not an Income Tax Adjustment.
     “Income Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the adjusted basis of property) relating to the determination of Income Taxes payable in any Taxable Period.

     “Income Tax Return” means any Tax Return relating to Income Taxes.
     “Independent Firm” means a nationally recognized law firm or accounting firm which, at the relevant time, does not provide, and within the preceding two years has not provided, substantial services to either of the Parties.
     “Information” has the meaning set forth in the Separation and Distribution Agreement.
     “Internal Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
     “IRS” means the U.S. Internal Revenue Service or any successor thereto.
     “IRS Closing Agreement” means the closing agreement entered into between NGC (as parent of the Current Tax Group) and the IRS in connection with the IRS Ruling and with the Transactions.
     “IRS Ruling” means the U.S. federal income tax private letter ruling, and any supplement thereto, issued to NGC by the IRS in connection with the Transactions.
     “Law” has the meaning set forth in the Separation and Distribution Agreement.
     “Member” means HII Group Member or New NGC Group Member, as the case may be.
     “New NGC Group” means, for any relevant time beginning immediately after the Distribution, New NGC and each Subsidiary of New NGC at such time.
     “New NGC Group Member” means New NGC, each Person that is a Subsidiary of New NGC immediately after the Distribution, and each Person that becomes a Subsidiary of New NGC after the Distribution.
     “New NGC Non-Federal Tax Return” means a Tax Return (other than a Current Tax Group Federal Consolidated Return) (i) that is filed or required to be filed by a New NGC Group Member after the Distribution Date or (ii) that is filed or required to be filed after the Distribution Date and includes an Income Tax Item or an asset of a New NGC Group Member, or otherwise relates to the Retained Business (which shall include a Tax Return that is required to be filed after the Distribution Date that includes an Income Tax Item or an asset of a New NGC Group Member and an Income Tax Item or an asset of an HII Group Member).
     “NGC Group” means, for any relevant time ending immediately before the Holding Company Reorganization, NGC and each Subsidiary of NGC at such time.
     “NGC Group Member” means NGC and each Subsidiary of NGC at any time before the Holding Company Reorganization.
     “NGC Non-Federal Tax Return” means a Tax Return, other than a Current Tax Group Federal Consolidated Return, required to be filed by an NGC Group Member prior to or on the Distribution Date.

     “Opinion” means the opinion of Tax Counsel with respect to certain Tax aspects of the Transactions.
     “Person” has the meaning set forth in the Separation and Distribution Agreement.
     “Pre-Distribution Taxable Period” means any Taxable Period (or portion thereof) ending on or before the Distribution Date.
     “Post-Distribution Taxable Period” means any Taxable Period (or portion thereof) beginning after the Distribution Date.
     “Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.
     “Retained Business” has the meaning set forth in the Separation and Distribution Agreement.
     “Retained Liability” has the meaning set forth in the Separation and Distribution Agreement.
     “Shared Gain” has the meaning set forth in the Separation and Distribution Agreement.
     “Shared Liability” has the meaning set forth in the Separation and Distribution Agreement.
     “Shipbuilding Business” has the meaning set forth in the Separation and Distribution Agreement.
     “Shipbuilding Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
     “Straddle Taxable Period” means a Taxable Period that begins on or before and ends after the Distribution Date.
     “Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.
     “Tax” means (i) a tax, charge, fee, duty, levy, impost or other similar assessment, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, stock, franchise, payroll, employment, withholding, social security, transfer, value added and other taxes, (ii) interest attributable thereto, (iii) a penalty or addition attributable thereto or to a failure to file a Tax Return or a form, schedule or information properly includible thereon, and (iv) a liability in respect of any item described in clause (i), (ii) or (iii), payable by reason of assumption, transferee or successor liability, operation of Law or several liability pursuant to Treasury Regulations Section 1.1502-6(a).

     “Tax Attribute” means a net operating loss, capital loss, earnings and profits, overall foreign loss, previously taxed income, separate limitation loss, and any other Tax attribute.
     “Tax Authority” means a governmental authority or subdivision, agency, commission or entity thereof or a quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of a Tax (including the IRS).
     “Tax Counsel” means Ivins, Phillips & Barker, Chartered.
     “Tax-Free Status” means the Tax treatment accorded to the Transactions as set forth in the IRS Ruling and the Opinion.
     “Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.
     “Tax Materials” means, collectively, (i) the IRS Ruling, (ii) the IRS Closing Agreement, (iii) each submission to the IRS in connection with the IRS Ruling, (iv) the Opinion, (v) the representation letters from NGC, New NGC and HII, addressed to Tax Counsel supporting the Opinion, and (vi) any other materials delivered or deliverable by NGC, New NGC or HII in connection with the issuance of the IRS Ruling, the negotiation, drafting, execution and approval of the IRS Closing Agreement and the rendering of the Opinion.
     “Tax Proceeding” means any audit, examination, investigation, action, suit, claim, assessment, appeal, Adjustment Request, or other administrative or judicial proceeding relating to Taxes.
     “Tax Return” means (i) a return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of a Tax or the administration of a Law relating to a Tax or (ii) an amended Tax Return.
     “Tax Sharing Dispute” means a dispute arising in connection with this Agreement between the Parties (not including a Tax Proceeding, except as provided in Section 5.1).
     “Taxable Period” means any period for which a liability for Tax is determined.
     “Transactions Tax” means a Tax imposed on the Holding Company Reorganization, the Internal Reorganization, or the Distribution, or by reason of a failure of the Holding Company Reorganization, the Internal Reorganization, or the Distribution to qualify for Tax-Free Status (including an intercompany transaction triggered by reason of such failure).
     “Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time.
     “Unqualified Tax Opinion” means a “will” opinion, without substantive qualification, rendered by a nationally recognized law firm, which law firm is reasonably acceptable to New

NGC, to the effect that a transaction or event, or a series of transactions and/or events, will not affect the Tax-Free Status of the Transactions.
          Section 1.2 Table of Additional Defined Terms.
     The following terms have the meanings set forth in the Sections referenced below:

Definition	Section
Agreement	Preamble
Carryback Election Request	Section 4.2(b)(i)
Current Tax Group	Recital F
HII	Preamble
HII Restricted Action	Section 8.2(c)
HII Tax Group	Recital G
New NGC	Preamble
NGC	Recital A
Parties	Preamble
Party	Preamble
Payee Party	Section 6.3(a)
Payor Party	Section 6.3(a)
Restriction Period	Section 8.2(c)
Separation and Distribution Agreement	Recital C
Tax Arbitrator	Section 10.2(b)
Threshold Amount	Section 6.3(a)
Transactions	Recital C
ARTICLE 2
PREPARATION AND FILING OF TAX RETURNS,
PAYMENT OF TAXES DUE AFTER THE DISTRIBUTION DATE,
AND ADJUSTMENT REQUESTS
          Section 2.1 Current Tax Group Federal Consolidated Returns.
     New NGC shall prepare and file all Current Tax Group Federal Consolidated Returns required to be filed after the Distribution Date. New NGC shall pay all Taxes shown payable on all Current Tax Group Federal Consolidated Returns filed or required to be filed after the Distribution Date.
          Section 2.2 New NGC Non-Federal Tax Returns.
     New NGC shall prepare and file, or cause the relevant New NGC Group Member to prepare and file, all New NGC Non-Federal Tax Returns. New NGC shall pay or cause such New NGC Group Member to pay to the appropriate Tax Authority all Taxes shown as payable on all New NGC Non-Federal Tax Returns.

          Section 2.3 HII Tax Returns.
     HII shall prepare and file, or cause the relevant HII Group Member to prepare and file, all HII Tax Returns. HII shall pay or cause such HII Group Member pay to the appropriate Tax Authority all Taxes shown as payable on all HII Tax Returns.
          Section 2.4 Tax Return Procedures.
     (a) In connection with the preparation of any Current Tax Group Federal Consolidated Return to be filed pursuant to Section 2.1 or any New NGC Non-Federal Tax Return filed pursuant to Section 2.2, HII shall, at its own cost and expense, provide pro forma Tax Returns or equivalent financial data for HII and any relevant HII Group Member to be used in the preparation of such Tax Returns, in accordance with past practices, procedures, Accounting Methods, elections, and conventions, and shall assist and cooperate with New NGC in any other manner reasonably requested by New NGC.
     (b) On behalf of itself and each HII Group Member, HII hereby designates New NGC as their agent to take any and all actions necessary or incidental to the preparation and filing by New NGC of all New NGC Non-Federal Tax Returns and Current Tax Group Federal Consolidated Returns (subject to the IRS Closing Agreement).
     (c) In connection with the preparation of any HII Tax Return filed pursuant to Section 2.3, New NGC shall, at its own cost and expense, assist and cooperate with HII in any manner reasonably requested by HII.
     (d) Except as otherwise provided, each Party shall bear its own expenses incurred in connection with this ARTICLE 2.
          Section 2.5 Adjustment Requests.
     (a) New NGC Adjustment Requests. New NGC shall, in its sole discretion, be permitted to make an Adjustment Request relating to an NGC Non-Federal Tax Return, a Current Tax Group Federal Consolidated Return or a New NGC Non-Federal Tax Return, subject, in each case, to ARTICLE 5.
     (b) HII Adjustment Requests. HII shall, in its sole discretion, be permitted to make an Adjustment Request relating to any HII Tax Return.
ARTICLE 3
GENERAL INDEMNIFICATION FOR TAXES
          Section 3.1 Indemnification by New NGC.
     New NGC shall pay, and shall indemnify and hold each HII Group Member harmless from and against, (a) Taxes shown as payable on, and any increase in Taxes payable with respect to, NGC Non-Federal Tax Returns, Current Tax Group Federal Consolidated Returns, and New NGC Non-Federal Tax Returns and (b) any other Taxes payable by New NGC Group Members or relating to the Retained Business; provided, however, that New NGC’s obligations pursuant to this Section 3.1 are separate from New NGC’s obligations to HII pursuant to Section 6.2, Section 7.6, and Section 8.4(b); provided further, that New NGC’s obligations pursuant to this Section 3.1 shall not affect HII’s obligations to New NGC pursuant to Section 6.1, Section 7.6, or Section 8.4(a).
          Section 3.2 Indemnification by HII.
     HII shall pay, and shall indemnify and hold each New NGC Group Member harmless from and against, (a) Taxes shown as payable on, and any increase in Taxes payable with respect to, HII Tax Returns and (b) any other Taxes payable by HII Group Members or relating to the Shipbuilding Business for any Post-Distribution Tax Period; provided, however, that HII’s obligations pursuant to this Section 3.2 are separate from HII’s obligations to New NGC pursuant to Section 6.1, Section 7.6, and Section 8.4(a); provided further that HII’s obligations pursuant to this Section 3.2 shall not affect New NGC’s obligations to HII pursuant to Section 6.2, Section 7.6, or Section 8.4(b).
ARTICLE 4
REFUNDS AND CARRYBACKS
          Section 4.1 Refunds.
     (a) New NGC shall be entitled to any Refund due with respect to an NGC Non-Federal Tax Return, a Current Tax Group Federal Consolidated Return, and a New NGC Non-Federal Tax Return; provided, however, that New NGC’s receipt of a Refund with respect to any such Tax Return shall not affect New NGC’s obligations to HII pursuant to Section 6.2, Section 7.6, or Section 8.4(b) and shall not affect HII’s obligations to New NGC pursuant to Section 6.1, Section 7.6, or Section 8.4(a). If a Refund due with respect to an NGC Non-Federal Tax Return, a Current Tax Group Federal Consolidated Return, or a New NGC Non-Federal Tax Return is paid to an HII Group Member by a Tax Authority, such Member shall remit such Refund to New NGC.
     (b) HII shall be entitled to any Refund due with respect to an HII Tax Return; provided, however, that HII’s receipt of a Refund with respect to any such Tax Return shall not affect HII’s obligations to New NGC pursuant to Section 6.1, Section 7.6, or Section 8.4(a) and shall not affect New NGC’s obligations to HII pursuant to Section 6.2, Section 7.6, or Section 8.4(b). Except as provided in Section 4.2(b), if a Refund due with respect to an HII Tax Return is paid to a New NGC Group Member by a Tax Authority, such Member shall remit such Refund to HII.
          Section 4.2 Carrybacks.
     (a) New NGC Carrybacks.
     (i) If the Current Tax Group or a New NGC Group Member realizes a loss, credit, or other Tax Attribute that may be carried back to a Pre-Distribution Taxable Period or a Straddle Taxable Period (whether by (i) electing to carry back such loss, credit, or other

Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, or (ii) not electing to waive the carryback of such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period), the Current Tax Group or such Member may, in its sole discretion, carry back such loss, credit, or other Tax Attribute to such Pre-Distribution Taxable Period or a Straddle Taxable Period. HII shall cooperate with New NGC in seeking any Refund resulting from such carryback, at New NGC’s cost and expense. New NGC shall be entitled to any Refund resulting from a carryback pursuant to this Section 4.2(a)(i).
     (ii) Notwithstanding Section 4.2(a)(i), if by Law the New NGC Group or a New NGC Group Member may utilize a loss, credit, or other Tax Attribute only by a carryback of such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, HII shall cooperate with New NGC in seeking any Refund resulting from such carryback, at New NGC’s cost and expense. New NGC shall be entitled to any Refund resulting from a carryback pursuant to this Section 4.2(a)(ii).
     (b) HII Carrybacks.
     (i) If the HII Group or an HII Group Member realizes a loss, credit or other Tax Attribute in a Post-Distribution Taxable Period that may be carried back to a Pre-Distribution Taxable Period or a Straddle Taxable Period (whether by (i) electing to carry back such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, or (ii) not electing to waive the carryback of such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period), and HII wishes to carry back such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, HII shall notify New NGC in writing of HII’s wish to carry back such loss, credit, or other Tax Attribute (a “Carryback Election Request”). A Carryback Election Request shall include a computation of the amount of such loss, credit, or other Tax Attribute, and a certification by an appropriate officer of HII setting forth HII’s belief (together with supporting analysis) that the Tax treatment of such loss, credit, or other Tax Attribute is more likely than not correct. New NGC shall have sole discretion to deny a Carryback Election Request.
     (ii) New NGC may consent to the carryback of a loss, credit, or other Tax Attribute set forth in the Carryback Election Request upon New NGC’s determination (in its sole discretion) that the Parties have agreed to (A) the procedures for carrying back such loss, credit, or other Tax Attribute (including by making an Adjustment Request, at HII’s cost and expense), and (B) the determination of the amount or portion of any Refund resulting from such carryback that shall be paid to HII pursuant to this Section 4.2(b)(ii). To the extent any Refund subject to this Section 4.2(b)(ii) is later reduced in a Final Determination, the Parties shall use their best efforts to agree to the amount of such Refund that HII shall repay to New NGC, together with any interest, fines, additions to Tax, penalties, or any additional amounts imposed by a Tax Authority relating thereto.
     (iii) Notwithstanding Section 4.2(b)(ii), if by Law the HII Group or an HII Group Member may utilize a loss, credit, or other Tax Attribute only by a carryback of such loss, credit, or other Tax Attribute from a Post-Distribution Taxable Period to a New NGC

Non-Federal Tax Return or an NGC Non-Federal Tax Return for a Pre-Distribution Taxable Period or a Straddle Taxable Period, New NGC shall cooperate with HII in carrying back such loss, credit, or other Tax Attribute (including by filing of an amended Current Tax Group Federal Consolidated Tax Return, NGC Non-Federal Tax Return, or New NGC Non-Federal Tax Return or making an Adjustment Request with respect to any such Tax Return, which shall be at HII’s cost and expense). The Parties shall use their best efforts to agree to the procedures for determining the final amount or portion of any Refund resulting from the carryback of such loss, credit, or other Tax Attribute that shall be paid to HII pursuant to this Section 4.2(b)(iii). To the extent any Refund subject to this Section 4.2(b)(iii) is later reduced in a Final Determination, the Parties shall use their best efforts to agree to the amount of such Refund that HII shall repay to New NGC, together with any interest, fines, additions to Tax, penalties, or any additional amounts imposed by a Tax Authority relating thereto.
ARTICLE 5
TAX PROCEEDINGS
          Section 5.1 Control of Tax Proceedings.
     (a) Control by New NGC.
     (i) New NGC shall be entitled to control and settle any Tax Proceeding relating to (A) an NGC Non-Federal Tax Return; (B) a Current Tax Group Federal Consolidated Return, or (C) a New NGC Non-Federal Tax Return (including, in each case, any Tax Proceedings relating to a Transactions Tax).
     (ii) On behalf of itself and each HII Group Member, HII hereby designates New NGC as their agent to take any and all actions necessary or incidental to the control and settlement of any Tax Proceeding relating to (A) an NGC Non-Federal Tax Return; (B) a Current Tax Group Federal Consolidated Return (subject to the IRS Closing Agreement), or (C) a New NGC Non-Federal Tax Return (including, in each case, any Tax Proceedings relating to a Transactions Tax).
     (iii) If a settlement of a Tax Proceeding within the control of New NGC (or an action proposed to be taken with respect thereto) reasonably could be expected to give rise to a payment by HII pursuant to Section 6.1, Section 7.6, or Section 8.4(a), or could be expected to give rise to a payment to HII pursuant to Section 6.2, Section 7.6, or Section 8.4(b), then New NGC shall provide copies of all correspondence and all filings to be submitted to a Tax Authority or judicial authority in connection with such Tax Proceeding for review by HII prior to submission to the Tax Authority or judicial authority; provided, however, that failure by New NGC to provide such correspondence to HII shall not relieve HII of any obligation pursuant to Section 6.1, Section 7.6, or Section 8.4(a), except to the extent HII is actually prejudiced by such failure.
     (iv) New NGC shall provide written notice to HII of any settlement with a Tax Authority that reasonably could be expected to give rise to a payment by HII pursuant to Section 6.1, Section 7.6, or Section 8.4(a), or a payment to HII pursuant to Section 6.2,

Section 7.6, or Section 8.4(b). HII shall not have the right to prevent any such settlement but shall have the right to contest the amount of its liability to New NGC pursuant to Section 6.1, Section 7.6, or Section 8.4(a) or the amount of its payment from New NGC pursuant to Section 6.2, Section 7.6, or Section 8.4(b) resulting from such settlement. HII shall provide written notice to New NGC of its intention to contest the amount of the amount of its liability to New NGC pursuant to Section 6.1, Section 7.6, or Section 8.4(a) or the amount of its payment from New NGC pursuant to Section 6.2, Section 7.6, or Section 8.4(b) prior to the time such settlement is entered into (but in any event HII shall have no less than 10 days from the time it receives notice of such settlement from New NGC to provide notice to New NGC of its intent to contest such settlement). Any such contest by HII shall be conducted as a Tax Sharing Dispute under the procedures set forth in Section 10.2. If the negotiations required thereby are not successful, the Tax Arbitrator shall determine the amount of a settlement with the relevant Tax Authority that would most accurately reflect the litigation risk of the relevant issue. HII shall be liable to New NGC, or NGC shall be liable to HII, as the case may be, based solely on the determination of the Tax Arbitrator as if a settlement implementing such determination had actually occurred, without regard to the actual settlement between New NGC and the Tax Authority.
     (b) Control by HII. HII shall be entitled to control, contest, compromise and settle any adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any HII Tax Return.
          Section 5.2 Notices Relating to Tax Proceedings.
     Within 10 days after one Party (the “first Party”) becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which the other Party (the “second Party”) is responsible pursuant to ARTICLE 3 or which may give rise to a payment obligation under ARTICLE 6, Section 7.6, or Section 8.4, the first Party shall notify the second Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the second Party copies of notices and communications relating to such Tax Proceeding. A failure by the first Party to notify the second Party of the commencement of any such Tax Proceeding within such 10-day period or promptly forward any further notices or communications shall not relieve the second Party of any obligation which it may have pursuant to this Agreement except to the extent that the second Party is actually prejudiced by such failure.
          Section 5.3 Statute of Limitations.
     Any extension of the statute of limitations for any Taxes or a Tax Return for any Pre-Distribution Taxable Period or a Straddle Taxable Period may be made only by the Party required to file such Tax Return pursuant to ARTICLE 2.

ARTICLE 6
PAYMENTS BETWEEN THE PARTIES FOR
CERTAIN INCOME TAX ADJUSTMENTS
          Section 6.1 Payments by HII to New NGC.
     (a) General. Except as otherwise provided in Section 7.6 and Section 8.4(a), upon a Final Determination resulting in an Income Tax Adjustment to (i) a Current Tax Group Federal Consolidated Return, (ii) an NGC Non-Federal Tax Return, or (iii) a New NGC Non-Federal Tax Return, in each case for a Pre-Distribution Taxable Period or a Straddle Taxable Period, HII shall pay to New NGC the amount set forth in Section 6.1(b) (subject to the limitations in Section 6.1(d) and Section 6.3).
     (b) Payment by HII to New NGC for Income Tax Adjustments to Current Tax Group Federal Consolidated Returns. In the event of an Income Tax Adjustment relating to an Income Tax Item of an HII Group Member on a Current Tax Group Federal Consolidated Return for a Pre-Distribution Taxable Period or a Straddle Taxable Period, the amount payable by HII to New NGC hereunder shall be 35 percent of any increase, by reason of such Income Tax Adjustment, in (i) the taxable income of such Member for such Pre-Distribution Taxable Period or Straddle Taxable Period (to the extent attributable to the portion of such Straddle Period ending on or before the Distribution Date as determined pursuant to Section 7.1(b)) over (ii) the taxable income of such Member that was included in the determination of Tax shown as payable (or the Refund shown as due) on such Tax Return, as last filed before the Distribution Date and modified by any subsequent Adjustment Request made before the Distribution Date.
     (c) Tax Adjustments to NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns. Payments relating to adjustments for non-federal Taxes on NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns shall be determined solely in accordance with Section 8.7 of the Separation and Distribution Agreement (relating to “Government Contract Matters”).
     (d) Limitation on Payment Obligation. An Income Tax Adjustment resulting in an increase in taxable income of an HII Group Member for a Pre-Distribution Taxable Period or a Straddle Taxable Period shall not result in a payment obligation by HII pursuant to Section 6.1(b), unless such Income Tax Adjustment is of a nature that could result in a correlative reduction in the taxable income of an HII Group Member for a Post-Distribution Taxable Period or Straddle Taxable Period (to the extent attributable to the portion of such Straddle Taxable Period beginning on or after the Distribution Date as determined pursuant to Section 7.1(b)). In determining whether such an increase in taxable income of an HII Group Member is of a nature that could result in a reduction in taxable income of an HII Group Member for a Post-Distribution Period or a Straddle Period (to the extent attributable to the portion of the Straddle Period beginning on or after the Distribution Date as determined pursuant to Section 7.1(b)), the actual availability to the HII Group or such Member of any Tax benefit attributable thereto (whether due to losses incurred by the HII Group in a Post-Distribution Taxable Period, Income Tax Adjustments relating to non-depreciable, non-amortizable assets, or otherwise) shall not be taken into account. This Section 6.1(d) shall not apply to any payment due under Section 7.6 or Section 8.4.

          Section 6.2 Payments by New NGC to HII.
     (a) General. Except as otherwise provided in Section 7.6 and Section 8.4(b), upon a Final Determination resulting in an Income Tax Adjustment to (i) a Current Tax Group Federal Consolidated Return, (ii) an NGC Non-Federal Tax Return, or (iii) a New NGC Non-Federal Tax Return, in each case for a Pre-Distribution Taxable Period or a Straddle Taxable Period, New NGC shall pay to HII the amount set forth in Section 6.2(b) (subject to the limitations in Section 6.2(d) and Section 6.3).
     (b) Payment by New NGC to HII for Income Tax Adjustments to Current Tax Group Federal Consolidated Returns. In the event of an Income Tax Adjustment relating to an Income Tax Item of an HII Group Member on a Current Tax Group Federal Consolidated Return for a Pre-Distribution Taxable Period or a Straddle Taxable Period, the amount payable by New NGC to HII hereunder shall be 35 percent of any decrease, by reason of such Income Tax Adjustment, in (i) the taxable income of such Member for such Pre-Distribution Taxable Period or Straddle Taxable Period (to the extent attributable to the portion of such Straddle Period ending on or before the Distribution Date as determined pursuant to Section 7.1(b)) from (ii) the taxable income of such Member that was included in the determination of Tax shown as payable (or the Refund shown as due) on such Tax Return, as last filed before the Distribution Date and modified by any subsequent Adjustment Request made before the Distribution Date.
     (c) Tax Adjustments to NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns. Payments relating to adjustments for non-federal Taxes on NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns shall be determined solely in accordance with Section 8.7 of the Separation and Distribution Agreement (relating to “Government Contract Matters”).
     (d) Limitation on Payment Obligations. An Income Tax Adjustment resulting in a decrease in taxable income of an HII Group Member for a Pre-Distribution Taxable Period or a Straddle Taxable Period shall not result in a payment obligation by New NGC pursuant to Section 6.2(b), unless such Income Tax Adjustment is of a nature that could result in a correlative increase in the taxable income of an HII Group Member for a Post-Distribution Taxable Period or Straddle Taxable Period (to the extent attributable to the portion of such Straddle Taxable Period beginning on or after the Distribution Date as determined pursuant to Section 7.1(b)). In determining whether such a decrease in taxable income of an HII Group Member is of a nature that could result in an increase in taxable income of an HII Group Member for a Post-Distribution Period or a Straddle Period (to the extent attributable to the portion of the Straddle Period beginning on or after the Distribution Date as determined pursuant to Section 7.1(b)), the actual incurrence by the HII Group or such Member of any Tax detriment attributable thereto shall not be taken into account. This Section 6.2(d) shall not apply to any payment due under Section 7.6 or Section 8.4.
          Section 6.3 Threshold Amount.
     (a) Neither Party shall have an obligation to make a payment under Section 6.1(a) and Section 6.2(a), unless and until the aggregate amount of payments otherwise due by such Party (the “Payor Party”) to the other Party (the “Payee Party”) under Section 6.1(a) and Section

6.2(a) exceeds by more than $2,000,000 (the “Threshold Amount”) the aggregate amount of payments otherwise due by the Payee Party to the Payor Party under Section 6.1(a) and Section 6.2(a)
     (b) Once the Threshold Amount is exceeded, the Payor Party shall be liable under Section 6.1(a) and Section 6.2(a) only for a payment or payments in excess of the Threshold Amount.
     (c) If after a payment becomes due under Section 6.1(a) and Section 6.2(a), a subsequent payment becomes due under Section 6.1(a) and Section 6.2(a) by either the Payor Party or the Payee Party (not taking account the Threshold Amount in this Section 6.3), the amount of the subsequent payment due between the Parties shall be adjusted to effectuate the aggregate nature of the Parties’ payment obligations under this Section 6.1(a) and Section 6.2(a), including the Threshold Amount in this Section 6.3.
     (d) This Section 6.3 shall not apply to any payment due under Section 7.6 or Section 8.4.
          Section 6.4 Separate Entity Provisions.
     (a) For purposes of computing the taxable income of an HII Group Member in determining the amount payable in Section 6.1 or Section 6.2:
     (i) each HII Group Member shall be treated as a stand-alone corporation that filed a separate Income Tax Return based solely on the Income Tax Items and apportionment factors of such Member (but reflecting elections and Accounting Methods used by the NGC Group for the relevant Current Tax Group Federal Consolidated Return, NGC Non-Federal Tax Return, or New NGC Non-Federal Tax Return);
     (ii) intercompany transactions between members of the Current Tax Group shall be taken into account without regard to Treasury Regulation Section 1.1502-13 or any similar rule;
     (iii) no net operating loss, net capital loss, or other loss carryover or carryback deduction shall be taken into account; and
     (iv) a decrease in an amount of net operating loss or capital loss shall be treated as an increase in taxable income, and an increase in an amount of net operating loss or capital loss shall be treated as a decrease in taxable income.
     (b) This Section 6.4 shall not apply to any payment due under Section 7.6 or Section 8.4.
          Section 6.5 Acknowledgement.
     The Parties acknowledge and agree that the reason for the methodology for determining payments as set forth in Section 6.1 or Section 6.2 is that the precise computation of actual Tax detriment or Tax benefit resulting from an Income Tax Adjustment or combinations of Income

Tax Adjustments to taxable income may be difficult or impossible to determine and that the payments provided for in Section 6.1 or Section 6.2 are in lieu of any payments or indemnities relating to the actual amount of adjustment to Taxes.
ARTICLE 7
ALLOCATION, CHARACTER, AND TREATMENT
OF CERTAIN TAX ITEMS AND TRANSACTIONS
          Section 7.1 Allocation of Certain Tax Items.
     (a) Allocation Between Taxable Periods. If applicable law requires the Taxable Period of any HII Group Member that was a member of the Current Tax Group to end as of the close of the Distribution Date, Income Tax Items shall be included in each Taxable Period in accordance with Treasury Regulations Section 1.1502-76(b)(2)(i) with no election under Treasury Regulations Section 1.1502-76(b)(2)(ii).
     (b) Allocation Within a Straddle Taxable Period. If applicable law does not require the Taxable Period of HII and each HII Group Member that was a member of the Current Tax Group to end as of the close of the Distribution Date, then the amount of Income Tax Items attributable to each portion of the Straddle Taxable Period shall be determined by means of a closing of the books and records of such HII Group Member as of the close of the Distribution Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.
     (c) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any transaction that is outside the ordinary course of the normal day-to-day operations of the Shipbuilding Business that is undertaken, caused, or permitted by any HII Group Member that occurs on the Distribution Date but after the Distribution as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. New NGC shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.
          Section 7.2 Tax Treatment of Payments between the Parties.
     (a) Payments Pursuant to this Agreement. Each Party covenants and agrees that it will, and will cause each of its respective Subsidiaries to, treat (a) a payment by HII to New NGC under Section 6.1, Section 7.6, or Section 8.4 as a distribution by HII to New NGC immediately prior to the Distribution; (b) a payment by New NGC under Section 6.2, Section 7.6, or Section 8.4 as a contribution by New NGC to HII immediately prior to the Distribution; and (c) a payment by either Party of interest under Section 10.1 as taxable or deductible, as the case may be, to the Party entitled to retain such payment or required pursuant to this Agreement to make such payment, in either case except as otherwise required by applicable Law.

     (b) Payments Pursuant to Separation and Distribution Agreement and Ancillary Agreements.
     (i) In General. Each Party covenants and agrees that it will, and will cause each of its respective Subsidiaries to, treat an indemnity payment to the other Party pursuant to the Separation and Distribution Agreement (other than payments made with respect to Shared Gains or Shared Liabilities) or any Ancillary Agreement, to the extent attributable to a Pre-Distribution Taxable Period or the portion of such Straddle Period ending on or before the Distribution Date as determined pursuant to Section 7.1(b), as a contribution by New NGC to HII or a distribution by HII to New NGC, as the case may be, immediately prior to the Distribution.
     (ii) Shared Gains and Shared Liabilities. Consistent with Section 9.1, the Parties shall consult and negotiate in determining the tax treatment of Shared Gains and Shared Liabilities, as allocated in the Separation and Distribution Agreement, and of any indemnity payments between the Parties with respect thereto. In such consultations and negotiations, the Parties shall seek to achieve consistency in their respective Tax treatment and reporting of such matters and, to the extent allowed by Law, Tax treatment that is consistent with the economic benefits and burdens of such allocations and indemnities.
     Section 7.3 Tax Treatment of Novations of Shipbuilding Liabilities and Retained Liabilities.
     Each Party covenants and agrees that it will, and will cause each of its respective Subsidiaries to, treat the novation of the Shipbuilding Liabilities and the Retained Liabilities pursuant to Section 2.4 and 2.5 of the Separation and Distribution Agreement, respectively as (a) a distribution by HII to New NGC immediately prior to the Distribution or (b) a contribution by New NGC to HII immediately prior to the Distribution.
          Section 7.4 Tax Treatment of Equity-Related Compensation.
     (a) The Current Tax Group or a New NGC Group Member shall be entitled to claim any Tax deduction relating to (i) the exercise of an option award to purchase New NGC stock, (ii) the vesting of a restricted performance stock right award or restricted stock right award with respect to New NGC stock, and (iii) the payment of a cash performance unit award with respect to New NGC stock, in each case held by an employee or former employee of a New NGC Group Member at the time of such exercise, vesting, or payment.
     (b) HII or an HII Group Member shall be entitled to claim any Tax deduction relating to (i) the exercise of an option award to purchase HII stock, (ii) the vesting of a restricted performance stock right award or restricted stock right award with respect to HII stock, and (iii) the payment of a cash performance unit award with respect to HII stock, in each case held by an employee or former employee of an HII Group Member at the time of such exercise, vesting, or payment.

          Section 7.5 Accounting Methods.
     (a) No HII Group Member shall take any action with the IRS (whether by making an Adjustment Request, filing a request for a change in Accounting Method, or otherwise) that would adversely affect the application of any Accounting Method for any HII Group Member for any Pre-Distribution Taxable Period, unless such action is required by the IRS in a Final Determination.
     (b) Each HII Group Member shall continue the use of any Accounting Method in effect immediately prior to the Distribution Date for such Member (including the Accounting Methods described in the IRS ruling letter dated February 26, 2010 relating to CVN 78), unless such Member either (i) is required by the IRS to change such Accounting Method in a Post-Distribution Taxable Period, or (ii) requests and receives consent from the IRS to change such Accounting Method in a Post-Distribution Taxable Period.
     (c) Each HII Group Member shall continue the use of any Accounting Method agreed to by NGC or New NGC and the IRS for such HII Group Member as a result of any Final Determination with respect to Current Tax Group Federal Consolidated Returns for a Pre-Distribution Taxable Period or a Straddle Taxable Period, unless such HII Group Member Group receives consent from, or is required by, the IRS to change such Accounting Method in a Post-Distribution Taxable Period; provided, however, that if such consent reasonably would be expected to have material adverse impact on New NGC (including through an increase in Taxes or a reduction of a Tax Attribute, regardless of whether or when such Tax Attribute otherwise would have been used), the HII Tax Group (or such Member) shall not seek such consent.
     (d) Each HII Group Member that was granted permission by IRS to implement a change in Accounting Method prior to the Distribution Date (including changes pursuant to IRS automatic consent procedures) shall comply with all terms of the Accounting Method change consent agreement or the terms imposed by the automatic consent procedure, including (i) the accounting method change request relating to long-term contract accounting methods filed on behalf Northrop Grumman Shipbuilding, Inc. on December 22, 2009 and for which consent was granted by the IRS in a ruling letter dated July 19, 2010, and (ii) the automatic accounting method change, relating to contracts with the Navy pursuant to Section 2203 of the Emergency Supplemental Appropriations Act for Defense, the Global War on Terror, and Hurricane Recovery, 2006, Pub. L. No. 109-234, filed on behalf of Northrop Grumman Shipbuilding, Inc. on January 27, 2010.
     (e) The Parties acknowledge and agree that any “long-term contract” (within the meaning of Section 460(f) of the Code) being performed by any HII Group Member on the Distribution Date is subject to Treasury Regulation Section 1.460-4(k)(3), relating to step-in-the-shoes transactions.
     (f) The Parties acknowledge and agree that any interest any HII Group Member owes to IRS, or is owed by IRS, in a Post-Distribution Taxable Period under the look-back rules of Section 460(b)(2)(i) is payable by, or shall be payable to, respectively, such HII Group Member, and (ii) shall not result in any payment obligation by either Party under ARTICLE 6, notwithstanding the fact that some period of contract performance covered by the look-back calculation occurred during a Pre-Distribution Taxable Period or a Straddle Taxable Period.
     (g) The Parties acknowledge and agree that any adjustment to taxable income of any HII Group Member in a Post-Distribution Taxable Period resulting from an adjustment under Section 481 of the Code relating to an Accounting Method change effective as of a date prior to the Distribution Date shall not result in any payment obligation by either Party under ARTICLE 6, notwithstanding the fact that the adjustment period may have commenced in a Pre-Distribution Taxable Period or Straddle Taxable Period.
     (h) The Parties acknowledge and agree that any adjustment to taxable income of any HII Group Member in a Post-Distribution Taxable Period resulting from an adjustment under Section 481 of the Code relating to an Accounting Method change effective as of a date subsequent to the Distribution Date shall not result in any payment obligation by either Party under ARTICLE 6, notwithstanding the fact that the adjustment may take into account the taxable income reported on an Accounting Method in a Pre-Distribution Taxable Period or a Straddle Taxable Period.
     (i) The Parties acknowledge and agree that any increase in the tax liability of any HII Group Member in a Post-Distribution Taxable Period resulting from the recapture of any tax benefit under Section 708(b) of the American Jobs Creation Act of 2004, Pub. L. No. 108—357 shall not result in any payment obligation by New NGC under Section 6.2, notwithstanding the fact that such recapture may relate to taxable income of qualified naval ship contracts that would have been recognized by such Member during a Pre-Distribution Taxable Period but for the application of Section 708(a) thereof.
          Section 7.6 Indemnification for Taking Contrary Tax Treatment.
     (a) If either Party or any of its Subsidiaries fails to comply with any covenant, agreement, or undertaking in this ARTICLE 7, such Party shall indemnify and hold harmless the other Party and each of its Subsidiaries from and against any (i) increase in Taxes resulting from a Final Determination that the treatment of a Income Tax Item differs from the treatment of such Income Tax Item described in this ARTICLE 7 and (ii) legal, accounting, or other fees and expenses incurred in connection with a Tax Proceeding relating to the treatment of such Income Tax Item.
     (b) For the purposes of this Section 7.6, any increase in Taxes shall be determined in accordance with the methodology set forth in Section 6.1(b) and Section 6.1(c), on the one hand, or Section 6.2(b) and Section 6.2(c), on the other; provided, however, that the limitations under Section 6.1(d), Section 6.2(d), and Section 6.3 shall not apply to the indemnities under this Section 7.6, it being the intention of the parties that any indemnity under this Section 7.6 shall be determined without any minimum amount and without regard to the presence or absence of any possible future Tax benefit or Tax detriment to any member of the HII Group or any member of the New NGC Group.

          Section 7.7 Tax Attributes.
     (a) New NGC shall cooperate with HII, each at its own cost and expense, in determining the allocation of Tax Attributes between the Current Tax Group and the HII Tax Group arising in Pre-Distribution Taxable Periods or Straddle Taxable Periods in accordance with the Code and Treasury Regulations (and any applicable state, local, and foreign Laws). New NGC and HII hereby agree to compute all Taxes for Post-Distribution Taxable Periods and Straddle Taxable Periods consistently with that determination unless otherwise required by a Final Determination.
     (b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority, Tax Proceeding, or carrybacks of Tax Attributes from Post-Distribution Taxable periods of either the Current Tax Group or the HII Group, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 7.7(a).
ARTICLE 8
TAX-FREE STATUS OF THE TRANSACTIONS
     Section 8.1 Covenants, Undertakings, Agreements, Representations, and Warranties.
     (a) HII Covenants, Undertakings, Agreements, Representations, and Warranties.
     (i) HII represents and warrants (A) that all the facts presented and representations made in the Tax Materials (singly and in combination), to the extent descriptive of the HII Group, any HII Group Member, or the actions or intentions of any of them, at all times have been, and as of the date of this Agreement are, true, correct, fairly presented and complete in all respects and are not misleading in any respect; and (B) that no HII Group Member is aware of any respect in which any fact presented or representation made in the Tax Materials (singly or in combination) is misleading in any respect or is other than true, correct, fairly presented and complete in all respects.
     (ii) HII covenants, undertakes and agrees as follows:
     (A) Each HII Group Member shall use its best efforts to ensure that the facts presented and representations made in the Tax Materials (singly and in combination) will be true, correct, fairly presented and complete in all respects, and not misleading in any respect, through and including the Distribution Date and thereafter as relevant.
     (B) If an HII Group Member becomes aware that any fact presented or representation made in the Tax Materials (singly or in combination) is, may be, or may become misleading or other than true, correct, fairly presented and complete in all respects, HII shall promptly notify the appropriate management personnel of NGC (before the Distribution Date) or New NGC (after the Distribution Date) of the situation in writing, and shall use its best efforts and fully cooperate in any efforts by NGC and/or New NGC to correct the situation, all at its own expense.
     (C) No HII Group Member will take a position on a Tax Return (including on Schedule UTP or any similar schedule or form) that could be reasonably likely to be inconsistent in any respect with the rulings set forth in the IRS Ruling, the rights and obligations set forth in the IRS Closing Agreement, the conclusions set forth in the Opinion, or the Tax-Free Status of the Transactions.
(b)	New NGC Covenants, Undertakings, Agreements, Representations, and Warranties.
     (i) New NGC represents and warrants (A) that it has delivered complete and accurate copies of the Tax Materials to HII, (B) that all the facts presented and representations made in the Tax Materials (singly and in combination) at all times have been, and are as of the date of this Agreement, true, correct, fairly presented and complete in all respects, and are not misleading in any respect, and (C) that no New NGC Group Member is aware of any respect in which any fact presented or representation made in the Tax Materials (singly or in combination) is misleading in any respect or is other than true, correct, fairly presented and complete in all respects.
     (ii) New NGC covenants, undertakes and agrees as follows:
     (A) Each New NGC Group Member shall use its best efforts to ensure that the facts presented and representations made in the Tax Materials (singly and in combination) will be true, correct, fairly presented and complete in all respects, and will not be misleading in any respect, through and including the Distribution, and thereafter as relevant.
     (B) If a New NGC Group Member becomes aware that any fact presented or representation made in the Tax Materials (singly or in combination) is, may be, or may become misleading in any respect or other than true, correct, fairly presented and complete in all respects, New NGC shall promptly inform the appropriate management personnel of HII of the situation in writing, shall use its best efforts, and shall fully cooperate in any efforts by HII, to correct the situation, all at its own cost and expense.
     (C) No New NGC Group Member will take a position on a Tax Return (including on Schedule UTP or any similar schedule or form) that could be reasonably likely to be inconsistent in any respect with the rulings set forth in the IRS Ruling, the rights and obligations set forth in the IRS Closing Agreement, the conclusions set forth in the Opinion, or the Tax-Free Status of the Transactions.
     (c) No Contrary Knowledge. Each of New NGC and HII represents and warrants that it knows of no fact (after due inquiry) that could be reasonably likely to cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions.

     (d) No Contrary Plan. Each of New NGC and HII represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action that could be reasonably likely to be inconsistent with any statement or representation in the Tax Materials.
          Section 8.2 Restrictions Relating to the Distribution.
     (a) General. Neither New NGC nor HII shall take, or permit any New NGC Group Member or HII Group Member to take, any action that could be reasonably likely to be inconsistent with any of the Tax Materials or to jeopardize all or any part of the Tax-Free Status of the Transactions.
     (b) IRS Closing Agreement. Neither New NGC nor HII shall take, or permit any New NGC Group Member or HII Group Member to take, any action that could be reasonably likely to be inconsistent with any provision of the IRS Closing Agreement.
     (c) HII Restricted Actions. HII shall not take, and shall not permit any HII Group Member to take, any action described in paragraphs (i) through (vi) (each a “HII Restricted Action”) prior to the first day following the second anniversary of the Distribution (the “Restriction Period”).
     (i) No Liquidation or Dissolution. HII shall not take, and shall not permit any HII Group Member to take, any action that reasonably could be expected to result in a dissolution or liquidation (including any action that is a liquidation for federal Income Tax purposes, whether or not part of a reorganization within the meaning of Section 368(a) of the Code) of any HII Group Member, except NGC, or a merger in which any HII Group Member, except NGC, is a party but not the surviving corporation.
     (ii) Continuation of Shipbuilding Business. HII shall not take, and shall not permit any HII Group Member to take, any action that could be reasonably likely to be inconsistent with the continuation of the Shipbuilding Business as described in the Tax Materials; provided, however, that the winding down or cessation of the HII Group’s shipbuilding facilities in Avondale, Louisiana shall not be considered inconsistent with the continuation of the Shipbuilding Business.
     (iii) Dispositions of Assets. HII shall not, and shall not permit any HII Group Member to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal Income Tax purposes as a sale, exchange, transfer or disposition) of assets (including shares of stock of any HII Group Member) in one or more transactions that, in the aggregate, could be reasonably likely to constitute more than 30 percent of the gross assets of HII or the consolidated gross assets of the HII Group. The percentage of gross assets of HII or the consolidated gross assets of the HII Group, as the case may be, sold, transferred or otherwise disposed of, shall be based on the fair market value of all relevant assets as of the Distribution Date, or, if fair market value of any asset or group of assets is not readily determinable, based on the net book value of such asset or group of assets under Generally Accepted Accounting Principles, as of such date. The restrictions in this paragraph shall not apply to (A) sales, transfers or dispositions of assets for cash or cash equivalents in the ordinary course of normal day-to-day operations of the Shipbuilding Business; (B) acquisitions of assets from unrelated Persons in arm’s-length transactions; (C) transfers of assets to Persons that are disregarded as entities separate from the transferors for federal Income Tax purposes; (D) mandatory or optional payments (including pre-payments) of interest or principal with respect to indebtedness of an HII Group Member; (E) redemptions or repurchases of HII stock or rights to acquire stock for cash or cash equivalents within the restrictions set forth in Section 8.2(c)(iv); (F) normal quarterly dividends; or (G) sales of assets in connection with the winding down and cessation of the HII Group’s shipbuilding facilities in Avondale, Louisiana.
     (iv) Redemptions and Other Acquisitions of HII Stock. HII shall not redeem or otherwise acquire (directly or through an Affiliate) any HII stock or rights to acquire stock of HII, except to the extent that such acquisitions (separately and together with any other such acquisitions) are within the limitations described in the IRS Ruling; provided, however, that an acquisition of a right to acquire stock in a transaction subject to Safe Harbor VIII of Treasury Regulations Section 1.355-7(d) shall not constitute an HII Restricted Action.
     (v) Transactions Implicating Section 355(e) of the Code.
     (A) HII shall not enter into a transaction described in Section 8.2(c)(v)(B) (and, to the extent any HII Group Member has the right or authority to prevent any such transaction, shall not permit any such transaction to occur), if in the aggregate such transactions could be reasonably likely to cause or permit one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, a number of shares of HII stock that would, when combined with any other changes in ownership of HII stock, comprise 40 percent or more of either (I) the value of all outstanding shares of stock of HII as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (II) the total combined voting power of all outstanding shares of voting stock of HII as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of this Section 8.2(c)(v), a reference to an acquisition of stock and any similar term or variation thereof includes an agreement, understanding or arrangement, within the meaning of Treasury Regulation Section 1.355-7 or any successor regulation or rule of law, to enter into a transaction or series of transactions.
     (B) Subject to Section 8.2(c)(v)(C) and Section 8.2(c)(v)(D), a transaction is described in this Section 8.2(c)(v)(B) if it is a transaction or part of a series of transactions (or is an agreement, understanding or arrangement, within the meaning of Treasury Regulation Section 1.355-7 or any successor regulation or rule of law, to enter into a transaction or series of transactions) as a result of which (I) HII or any HII Group Member would merge or consolidate with any other Person (except a merger or consolidation of two HII Group Members), or (II) one or more Persons would (directly or indirectly) acquire, or have the right to acquire, shares of HII stock from HII and/or one or more holders of outstanding shares of HII stock. Such a transaction constitutes an HII Restricted Action regardless of whether it is supported by HII’s board of directors, management or shareholders, is a hostile acquisition, or otherwise.
     (C) For purposes of Section 8.2(c)(v)(B), (I) a recapitalization, amendment to a certificate of incorporation (or other organizational documents), or any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of stock (including through conversion of any stock into another class of stock) shall be treated as an acquisition of stock, and (II) a redemption of stock (directly or, as appropriate, indirectly through Affiliates) shall be treated as an indirect acquisition of stock by the non-redeeming shareholders.
     (D) A transaction described in Section 8.2(c)(v)(B) shall not include (I) an adoption by HII of a shareholder rights or “poison pill” plan (of the type described in Revenue Ruling 90-11), (II) an acquisition of HII stock that satisfies Safe Harbor VII of Treasury Regulations Section 1.355-7(d) or (III) an issuance of stock or a grant of an option to acquire stock by HII that satisfies Safe Harbor VIII or Safe Harbor IX of such regulation.
     (vi) Section 355(a)(1)(B) of the Code. HII shall not take any action or actions and, to the extent any HII Group Member has the right or authority to prevent such action, shall not permit any action (in either case, whether or not inconsistent with any of the Tax Materials), if, in the aggregate, such actions could be reasonably likely to cause or permit one or more Persons (whether or not acting in concert) to dispose, directly or indirectly, of a number of shares of HII stock that, when combined with any other changes in ownership of HII stock pertinent for purposes of Section 355(a)(1)(B) of the Code, could be reasonably likely to comprise 20 percent or more of the value of all of the outstanding shares of stock of HII as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.
     (d) Permitted Actions. Notwithstanding Section 8.2(c), during the Restriction Period HII may take an HII Restricted Action, if the conditions set forth in Section 8.2(d)(i), Section 8.2(d)(ii), or Section 8.2(d)(iii) are satisfied. For purposes of such provisions, in determining whether a ruling or opinion is satisfactory, New NGC may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views of New NGC’s outside tax advisors on the substantive merits of the matters addressed in such ruling or opinion.
     (i) The conditions set forth in this Section 8.2(d)(i) shall be satisfied if HII shall have requested New NGC to obtain a supplemental ruling in accordance with Section 8.3 to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions, and New NGC shall have received such a supplemental ruling in form and substance satisfactory to New NGC.

     (ii) The conditions set forth in this Section 8.2(d)(ii) shall be satisfied if HII shall have provided to New NGC an Unqualified Tax Opinion in form and substance satisfactory to New NGC.
     (iii) Solely with respect to the Restricted Actions described in Section 8.2(c)(i), the conditions of this Section 8.2(d)(iii) shall be satisfied if HII notifies New NGC in writing of the proposed dissolution, liquidation, or merger involving the relevant HII Group Member, and New NGC consents, in writing, to such dissolution, liquidation, or merger; provided, however, that this Section 8.2(d)(iii) shall not apply to a dissolution or liquidation of HII or to a merger to which HII is a party.
  (e) Restrictions Relating to NGC. HII shall not, and shall not permit any HII Group Member to, (A) sell, convey, assign or otherwise transfer any shares of capital stock of NGC, (B) transfer any asset to NGC, or (C) take any action that could be reasonably likely to cause NGC to engage in any business activity or otherwise to be inconsistent with the liquidation of NGC in the Transactions for federal Income Tax purposes; provided, however, that nothing in this Section 8.2(e) shall prevent NGC from approving the amendment to its Certificate of Incorporation as contemplated by the Separation and Distribution Agreement, including Section 8.2 thereof.
          Section 8.3 Procedures Regarding Rulings and Opinions.
     (a) If HII notifies New NGC that it desires to undertake, or to cause an HII Group Member to undertake, an HII Restricted Action, New NGC shall cooperate with HII and use its reasonable best efforts to seek to obtain, as expeditiously as possible, at New NGC’s election, either a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting HII to take such Restricted Action. HII shall bear its own costs and expenses and shall reimburse New NGC for all reasonable costs and expenses incurred by the Current Tax Group in obtaining a supplemental ruling or an Unqualified Tax Opinion requested by HII.
     (b) Notwithstanding Section 8.3(a), (i) New NGC shall have no obligation to request a supplemental or other ruling if, upon consultation with appropriate IRS personnel, New NGC reasonably determines that IRS could be likely not to issue such ruling, and (ii) New NGC shall have no obligation to take any action to obtain a supplemental or other ruling or an Unqualified Tax Opinion with respect to any HII Restricted Action, if New NGC reasonably determines that such HII Restricted Action or the process to obtain such ruling or opinion reasonably could be expected to have a significant adverse effect on any New NGC Group Member.
     (c) Except in accordance with Section 8.3(a), no HII Group Member shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including guidance as to the impact of any other transaction on the Transactions).
     (d) New NGC shall have the right to obtain a ruling, determination or other guidance from any Tax Authority (including a supplemental IRS Ruling) or an opinion, including an Unqualified Tax Opinion, in its sole and absolute discretion and at any time. If New NGC decides to obtain such guidance or opinion, HII shall, and shall cause the HII Group Members to, cooperate with New NGC and take any and all actions reasonably requested by New NGC in connection with obtaining such guidance or opinion. Such cooperation shall include the making of any reasonable representation, warranty, undertaking or covenant, or the providing of any materials requested by the Tax Authority or the law firm issuing such opinion; provided, that HII shall not be required to make (or cause an Affiliate to make) any representation, warranty, undertaking or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. In connection with obtaining a ruling or determination from a Tax Authority, New NGC shall apply for such ruling or determination and shall have sole and exclusive control over the process of obtaining such ruling or determination, including the right to modify or withdraw such request at any time. New NGC and HII each shall bear its own costs and expenses in obtaining a ruling, determination or Tax Opinion requested by New NGC.
          Section 8.4 Indemnification.
     (a) Indemnification by HII. HII shall indemnify and hold each New NGC Group Member harmless from and against any loss, cost or expense (including Transactions Taxes and legal, accounting and other fees and other expenses incurred in connection with any Tax Proceeding) resulting from (1) a failure by any HII Group Member to comply with any covenant, agreement, undertaking, representation or warranty made by HII in Section 8.1 or Section 8.2; or (2) the taking of any HII Restricted Action during the Restriction Period (whether or not HII shall have received a ruling or Unqualified Tax Opinion pursuant to Section 8.2(d) and Section 8.3).
     (b) Indemnification by New NGC. New NGC shall indemnify and hold each HII Group Member harmless from and against any loss, cost or expense (including Transactions Taxes and legal, accounting and other fees and other expenses incurred in connection with any Tax Proceeding) resulting from a failure by any New NGC Group Member to comply with any covenant, agreement, undertaking, representation or warranty made by New NGC in Section 8.1 or Section 8.2.
     (c) Interaction with ARTICLE 6. Transaction Taxes shall be determined without reference to the methodology or limitations set forth in ARTICLE 6.
ARTICLE 9
COOPERATION
          Section 9.1 General Cooperation.
     The Parties each shall cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting. The Parties shall continue to cooperate with each other with respect to such matters without regard to the time limitation set forth in Section 7.7(d) of the Separation and Distribution Agreement. Except

as provided in Section 7.3 of the Separation and Distribution Agreement, each Party shall make its employees, advisors and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters, and the cooperation required by this Section 9.1 shall include the providing of any information reasonably necessary or helpful in connection with such matters and shall include, without limitation, at each Party’s own cost and expense:
     (a) the providing of Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;
     (b) the execution of documents (including powers of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of Tax Returns or a Refund claims of the Parties or their respective Subsidiaries;
     (c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and
     (d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.
          Section 9.2 Retention of Records.
     In addition to complying with their respective obligations as set forth in Article VII of the Separation and Distribution Agreement, (a) each of the Parties shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents; (b) a Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents; and (c) each of the Parties shall notify the other Party in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.
          Section 9.3 Confidentiality.
     Section 7.8 and Section 7.9 of the Separation and Distribution Agreement shall apply to all Information provided by the Parties to each other pursuant to this Agreement. Provided, however, that, if the Party receiving any such Information reasonably determines that any such Information will be helpful in the resolution of a Tax Proceeding if disclosed to a Tax Authority, then, upon request of such Party, the Party providing such Information shall promptly permit such disclosure unless such Party reasonably determines that such disclosure is likely to have a material adverse effect on such Party or any of its Affiliates.
ARTICLE 10
MISCELLANEOUS
          Section 10.1 Timing of Payments; Interest.
     Amounts payable pursuant to this Agreement shall be paid within 30 days of the written demand by the Party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable. Any payment not made within 30 days of the written demand for such payment shall accrue interest at a rate per annum equal to the rate in effect for underpayments pursuant to Section 6621(a)(2) of the Code (without taking into account increased rates under Section 6621(c)) from such date, compounded annually.
          Section 10.2 Dispute Resolution.
     (a) Negotiations. The Parties shall endeavor, and shall cause their respective Affiliates to endeavor, to resolve any Tax Sharing Dispute in an amicable manner through negotiations in good faith for not less than 45 days involving senior executives of the Parties who have authority resolve the matter.
     (b) Appointment of Tax Arbitrator by the Parties. Upon written notice by either Party to the other Party after such 45-day period, the Parties shall jointly choose, retain and appoint one individual to resolve the Tax Sharing Dispute (the “Tax Arbitrator”). The Tax Arbitrator shall be a nationally-recognized tax attorney and shall be either a current or retired member of an Independent Firm or a former or retired judge or government official. In choosing a Tax Arbitrator, the Parties may consider, among other matters, the professional expertise of each prospective Tax Arbitrator, such individual’s independence from the Parties, the cost of retaining such individual and such individual’s availability to perform the services of Tax Arbitrator on a timely basis. Neither of the Parties will unreasonably withhold or delay giving consent to the appointment of any qualified individual as Tax Arbitrator.
     (c) Appointment of Tax Arbitrator by Individuals Designated by the Parties. If, having determined that the Tax Sharing Dispute must be referred to a Tax Arbitrator, the Parties cannot, after 45 days, retain a Tax Arbitrator who is acceptable to both Parties in good faith, then, upon written notice of either Party to the other Party, each Party shall designate and retain at its own expense an individual who shall have the qualifications described in Section 10.2(b). Such individuals shall agree upon and appoint as Tax Arbitrator an individual (not either of such individuals or any member of a firm of which either of such individuals is a member or a retired member) who shall have such qualifications and who shall have agreed to serve as Tax Arbitrator at a cost no greater than the normal and customary charges imposed by such individual (or the Independent Firm of which he or she is a member or a retied member) for tax services. The appointment of the Tax Arbitrator by such individuals shall be final and binding on the Parties, except if they agree otherwise.

     (d) Proceedings Before Tax Arbitrator. The Tax Arbitrator shall decide all points relating to the Tax Sharing Dispute. Except to the extent jointly determined by agreement of both Parties, the Tax Arbitrator shall conduct proceedings necessary to reach a decision, as he or she reasonably determines, and may, in his or her reasonable discretion, obtain the services of any individual (including other members or employees of an Independent Firm of which the Tax Arbitrator is a current or retired member) to assist in deciding the Tax Sharing Dispute. All fees and expenses of the Tax Arbitrator shall be shared equally by New NGC and HII.
     (e) Tax Arbitrator’s Written Decision. As soon as practicable after proceedings are complete, the Tax Arbitrator shall furnish a written decision to the Parties. Such decision shall set forth the decision of the Tax Sharing Dispute but shall not include any rationale therefor, discussion thereof or citations of legal authority, except to the extent necessary to make the terms of the decision clear to the Parties. The decision of the Tax Arbitrator shall be final and binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement the decision.
          Section 10.3 Survival of Covenants.
     Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until 60 days following the expiration of the applicable limitations period (taking into account all extensions thereof), if any, for the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.
          Section 10.4 Termination of Agreements, Arrangements and Policies.
     Except for this Agreement and except as otherwise provided herein, all tax allocation agreements, arrangements or policies in effect between or among NGC Members shall be terminated effective as of the Distribution Date, and thereafter no party (or any of its directors or officers) shall have any liability or further obligation to any other party with respect to any such agreement, arrangement or policy.
          Section 10.5 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced pursuant to any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.
          Section 10.6 Entire Agreement.
     Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.
          Section 10.7 Assignment.
     This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that New NGC and HII each may assign (i) any or all of its rights and obligations pursuant to this Agreement to another New NGC Group Member or HII Group Member, as the case may be, and (ii) any or all of its rights and obligations pursuant to this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that no such assignment shall release the assigning Party from any liability or obligation pursuant to this Agreement.
          Section 10.8 No Third-Party Beneficiaries.
     This Agreement is for the sole benefit of the Parties, their respective Subsidiaries and the permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever pursuant to or by reason of this Agreement.
          Section 10.9 Specific Performance.
     In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights pursuant to this Agreement, in its sole discretion, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.
          Section 10.10 Amendment.
     No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
          Section 10.11 Rules of Construction.
     Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa; (ii) words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms Article, Section, paragraph, or clause, are references to the Articles, Sections, paragraphs, or clauses of this Agreement unless otherwise specified; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (v) the word

“including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (vi) references to “written” or “in writing” include in electronic form; (vii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (viii) a reference to any Person includes such Person’s successors and permitted assigns; (ix) a reference to a provision of the Code, Treasury Regulations or any other Law mean the provision, or the successor provision thereto, as in effect for the relevant period in question; and (x) a reference to a Party’s taking an action shall include the Party’s failure to take an action having the same result as the action referred to.
          Section 10.12 Notices.
     All notices, notifications, requests, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All such notices, notifications, requests, and other communications shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such communication:

(a)	if to New NGC or any New NGC Group Member, to:

Northrop Grumman Corporation

Attention:

Facsimile:

with a copy (which shall not constitute notice) to:

Northrop Grumman Corporation

Attention: General Counsel
Facsimile:

(b)	if to HII or any HII Group Member, to:

Huntington Ingalls Industries, Inc.

Attention:

Facsimile:

with a copy (which shall not constitute notice) to:

Huntington Ingalls Industries, Inc.

Attention: General Counsel
Facsimile:

          Section 10.13 Counterparts.
     This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.
          Section 10.14 Coordination with the Employee Matters Agreement.
     To the extent any covenants or agreements between the Parties with respect to employment Taxes are set forth in the Employee Matters Agreement, such matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.
          Section 10.15 Conflict or Inconsistency Between Agreements.
     In the event of any conflict or inconsistency between any provision of this Agreement and any provision of either the Separation and Distribution Agreement or any of the other Ancillary Agreements, the applicable provision of this Agreement shall prevail.
          Section 10.16 Termination of this Agreement.
     This Agreement may be terminated by NGC at any time prior to the effectiveness of the Holding Company Reorganization or by New NGC at any time at or after the effectiveness of the Holding Company Reorganization and prior to the Distribution. In the event of termination of this Agreement prior to the Distribution, no party (or any of its directors or officers) shall have any Liability or further obligation to any other party with respect to this Agreement.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Parties have caused this Tax Matters Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

NEW P, INC.
By:
Name:
Title:

HUNTINGTON INGALLS INDUSTRIES, INC.
By:
Name:
Title:

[Signature Page to Tax Matters Agreement]